Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2010, with respect to the consolidated financial statements of Closed Joint Stock Company Kyivstar G.S.M. (“Kyivstar”) included in the amended Registration Statement (Form F-4) and related Preliminary Prospectus of VimpelCom Ltd. for its offer to exchange Open Joint Stock Company Vimpel-Communications common and preferred shares.

/s/    Ernst & Young Audit Services LLC

Kyiv, Ukraine

March 18, 2010